Exhibit 99.1

Collectors Universe Reports Record Third Quarter Revenues and Operating Income

NEWPORT BEACH, CA – May 9, 2011 ― Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced financial results for its third quarter ended March  31, 2011.

Operational and Financial Highlights:

▪
Net service revenues increased 17% in this year’s third quarter to a record $12.6 million (excluding product sales of $263,000), driven primarily by a 21% increase in coin service revenues to $8.8 million from $7.3 million in the prior year third quarter.  The increase in coin service revenues was primarily the result of a $1.2 million or 40% increase in modern coin grading revenues and a $0.5million or 206% increase in world coin grading revenues in the quarter.

▪
The gross profit margin for this year’s third quarter, excluding product sales, was 63% of revenues, compared to 61% for the third quarter of last year, reflecting the increased percentage of higher margin coin revenues in this year’s third quarter and operating leverage in our business.

▪
Operating income increased by 31% in this year’s third quarter to a record $3.3 million from $2.5 million in the third quarter of last year. Our operating margin was 26% of revenues in the current third quarter, compared with 23% of revenues in the prior third quarter.

▪
Income from continuing operations was $2.0 million, or $0.25 per diluted share, and $4.1 million, or $0.52 per diluted share, for the third quarter and nine months of fiscal 2011, compared to $2.4 million, or $0.32 per diluted share, and $5.8 million, or $0.76 per diluted share, for the third quarter and nine months of fiscal year 2010.  The current period results reflect income tax provisions of $1.4 million for the quarter and $2.7 million for the nine months, compared to immaterial income tax provisions for the same prior year periods.  The increase in the tax provision for 2011 resulted from the release of valuation allowances against deferred tax assets at June 30, 2010.  Cash payments for taxes continue to be minimal.

▪
The Company’s cash position at March 31, 2011 was $21.2 million, compared with $20.3 million at June 30, 2010.  The net cash generated of $0.9 million in the nine months ended March 31, 2011, comprised of cash generated from continuing operations of $8.2 million and proceeds received from the exercise of stock options of $0.9 million, net of payments of $7.4 million for cash dividends paid to stockholders, $0.5 million for discontinued operations and $0.3 million for capital expenditures.

▪	On April 25, 2011, we announced our quarterly cash dividend of $0.325 per share, to be paid on May 27, 2011 to stockholders of record on May 13, 2011.

Commentary and Outlook

Michael McConnell, Chief Executive Officer, stated, “We are pleased to report to our stockholders, record operating results for the third quarter.  Both industry fundamentals and internal efficiencies contributed to the strong performance.  Further, the fourth quarter has started strongly with a continued high level of submissions from customers.”

Conference Call and Webcast

Collectors Universe will host a conference call to discuss results on Monday, May 9, 2011 at 4:30 p.m.  Eastern Time/1:30 p.m. Pacific Time.  Interested parties may participate in the conference call by dialing 877-941-8610 or 480-629-9820, five to ten minutes prior to the initiation of the call.  A replay of the conference call will be available through May 23, 2011, by dialing 800-406-7325 or 303-590-3030 and entering access code 4438578#.  A live webcast of the conference call will also be available on the Collectors Universe website, www.collectors.com under Investor Relations: Earnings Conference Calls.  The webcast will be archived for 12 months.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the high-value collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs, memorabilia and stamps (“collectibles”).  The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia, collectible stamps, and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business.  This information is accessible to collectors and dealers at the Company's website, http://www.collectors.com and is also published in print.

Cautionary Statements Regarding Forward-Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance and trends in our business and in our markets, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can often be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Due to a number of risks and uncertainties to which our business and our markets are subject, our future financial performance may differ, possibly significantly, from our expected financial performance as set forth in the forward-looking statements contained in this news release.  Information regarding those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the following: our continued dependence on our coin business which generated more than 60% of our consolidated revenues and a substantial portion of our operating income in the nine months ended March  31, 2011, making our operating results more vulnerable to conditions that could adversely affect the precious metals and coin markets ; the risk that general improvement in economic conditions in the United States and the high price of gold and silver, will not be sustainable such that economic conditions may even deteriorate and prices may decline, which could result in reductions in the demand for our collectible grading services and, consequently, in our revenues; the risk that the slow economic recovery will lead to longer-term changes in the spending habits of consumers and in the availability and use of credit by smaller businesses, such as collectibles dealers, to fund purchases of collectibles, which could lead to longer-term declines in collectibles commerce and, therefore, in the demand for our services; the risk that our strategy to offer new services in our continuing collectibles markets will not be successful in enabling us to improve our profitability or may even cause us to incur significant losses; the risk that it may become necessary for us to reduce the amount of, or suspend or discontinue the payment of cash dividends in the future, due to conditions or circumstances outside of our control, such as adverse economic or market conditions, as well as our future financial performance and the cash needs of our business in the future; and the risk that our continuing financial obligations with respect to two facilities in New York City, which we had leased for our subsequently discontinued jewelry businesses, will lead to reductions in cash flows and additional losses from discontinued operations in future periods.

Additional information regarding these risks and information regarding other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2010 filed with the Securities and Exchange Commission.  Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or in our Annual or Quarterly Reports, which speak only as of their respective dates.  We also disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact: Joseph Wallace Chief Financial Officer Collectors Universe, Inc. 949-567-1245 Email: jwallace@collectors.com
- tables to follow -

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, except per share data)
(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2011	2010	2011	2010
Net revenues	$12,818	$10,790	$32,174	$28,971
Cost of revenues	4,907	4,204	12,577	11,576
Gross profit	7,911	6,586	19,597	17,395
Selling and marketing expenses	1,585	1,449	4,426	3,785
General and administrative expenses	3,013	2,602	8,469	7,814
Operating income	3,313	2,535	6,702	5,796
Interest and other income, net	36	35	88	87
Income before provision for income taxes	3,349	2,570	6,790	5,883
Provision for income taxes	1,381	129	2,735	54
Income from continuing operations	1,968	2,441	4,055	5,829
Net loss from discontinued operations, net of loss on sales of discontinued businesses, net of income taxes	-	(68)	(35)	(629)
Net income	$1,968	$2,373	$4,020	5,200

Net income per basic share:
Income from continuing operations	$0.25	$0.33	$0.53	$0.78
Loss from discontinued operations	-	(0.01)	(0.01)	(0.08)
Net income per basic shares	$0.25	$0.32	$0.52	$0.70

Net income per diluted share:
Income from continuing operations	$0.25	$0.32	$0.52	$0.76
Loss from discontinued operations	-	(0.01)	-	(0.08)
Net income per diluted shares	$0.25	$0.31	$0.52	$0.68

Weighted average shares outstanding:
Basic	7,727	7,420	7,672	7,459
Diluted	7,841	7,676	7,795	7,620
Dividends declared per common share	$0.325	$0.25	$0.95	$0.50

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands, except per share data)
(unaudited)

	March 31,	June 30,
ASSETS	2011	2010
Current assets:
Cash and cash equivalents	$21,259	$20,321
Accounts receivable, net of allowance of $69 at March 31, 2011 and $75 at June 30, 2010	1,852	1,246
Inventories, net	1,159	708
Prepaid expenses and other current assets	893	919
Refundable income taxes	65	335
Deferred income tax assets	1,654	4,365
Notes receivable from sale of net assets of discontinued operations	50	96
Current assets of discontinued operations	28	52
Total current assets	26,960	28,042

Property and equipment, net	1,176	1,145
Goodwill	2,826	2,826
Intangible assets, net	1,860	2,184
Deferred income tax assets	3,807	3,807
Notes receivable from sale of net assets of discontinued operations	132	170
Other assets	225	330
Non-current assets of discontinued operations	182	182
	$37,168	$38,686
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,194	$1,434
Accrued liabilities	1,451	1,495
Accrued compensation and benefits	1,961	1,804
Income taxes payable	184	197
Deferred revenue	2,538	1,926
Current liabilities of discontinued operations	785	923
Total current liabilities	8,113	7,779

Deferred rent	381	321
Non-current liabilities of discontinued operations	2,670	2,974
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 3,000 shares authorized, none issued or outstanding	-	-
Common stock, $.001 par value; 20,000 shares authorized; 7,896 and 7,693 issued and outstanding at March 31, 2011 and at June 30, 2010, respectively	8	8
Additional paid-in capital	69,861	68,134
Accumulated deficit	(43,865)	(40,530)
Total stockholders’ equity	26,004	27,612
	$37,168	$38,686